SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 10, 2002

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release to disclose that it has received a $2,282,000 settlement, representing the company’s share of a long-pending series of anti-trust class action suits brought against Pillar Point Partners.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated September 10, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: September 10, 2002	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Contact:

Stephen N. Joffe

Joel Pomerantz

LCA-Vision Inc.

The Dilenschneider Group

(513) 792-9292

(212) 922-0900

LCA-VISION RECEIVES $2.3 MILLION ANTI-TRUST SETTLEMENT

FROM LASER VISION EQUIPMENT MANUFACTURERS

Settlement Increases Already Strong Cash Position to 42 Cents Per Share

CINCINNATI, September 10, 2002 -- LCA-Vision Inc. (NASDAQ NM: LCAV), a leading national provider of laser vision correction services, today disclosed that it has received a $2,282,000 settlement, representing the company’s share of a long-pending series of anti-trust class action suits brought against Pillar Point Partners.

Pillar Point Partners -- a joint entity formed in 1995 by laser manufacturers VISX Inc. and Summit Technology Inc., now a subsidiary of Alcon Corporation -- collected per-use royalties from all laser vision correction providers using their equipment.  Last year, the manufacturers agreed to settle the various lawsuits for $37.8 million.  Pillar Point was dissolved in July 1998, after the Federal Trade Commission filed an administrative complaint challenging the partnership’s existence.

Commenting on the award, LCA-Vision Chairman and CEO Stephen N. Joffe said:  “We are, of course, pleased to finally receive payment for what was, quite obviously, an anti-competitive arrangement.  The settlement further strengthens our debt-free balance sheet and bolsters our already strong cash position, which now exceeds $18 million, or 42 cents per share.”  LCA-Vision common stock closed yesterday (09/09/02) at 67 cents per share.

LCA-Vision Inc. owns and operates 32 LasikPlus laser vision correction facilities in the U.S., plus two centers in Canada and a joint venture in Europe.

For additional information, please visit the Company’s website at www.lasikplus.com.  Individuals interested in scheduling a free vision evaluation can call the Company’s patient care center at 1-800-LasikPlus (1-800-527-4575).

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